Exhibit 2.4

STOCK PURCHASE AGREEMENT
by and among
PECOS, INC.,
THE PECOS EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN,
THE OTHER SHAREHOLDERS
OF PECOS, INC. IDENTIFIED HEREIN,
THE REPRESENTATIVE
IDENTIFIED HEREIN
and
GLOBAL PETROLEUM, INC.

Dated as of September 18, 2006

-i-

ii

iii

SCHEDULES

Page
Schedule of Sellers	7
Schedule 1.1	5
Schedule 2.2(b)(vi)(S)	10
Schedule 3.2	11
Schedule 3.3	12
Schedule 3.4	12
Schedule 3.5(a)	13
Schedule 3.5(b)	13
Schedule 3.5(c)	13
Schedule 3.6	13
Schedule 3.7	14
Schedule 3.8	14
Schedule 3.9(a)	15
Schedule 3.9(b)	15
Schedule 3.9(c)	15
Schedule 3.9(d)	16
Schedule 3.10	16
Schedule 3.11(a)	17
Schedule 3.11(b)	18
Schedule 3.12	18
Schedule 3.13	19
Schedule 3.14	19
Schedule 3.15	20
Schedule 3.16	20
Schedule 3.17	22
Schedule 3.18	23
Schedule 3.19	24
Schedule 3.20	24
Schedule 3.21	24
Schedule 3.22	24
Schedule 3.23	25
Schedule 3.24	25
Schedule 3.25(a)	25
Schedule 3.25(b)	25
Schedule 5.2	28
Schedule 5.3	28
Schedule 5.4	29
Schedule 5.5	29
Schedule 5.7	29
Schedule 5.8	30
Schedule 5.9	30

-iv-

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 18, 2006, is made by and among Pecos, Inc., a California corporation (the “Company”), North Star Trust Company, not in its corporate capacity but solely as trustee of the trust (the “Trust”) which is and becomes part of the Pecos Employee Stock Ownership and 401(k) Plan (the “Plan” and together with the Trust, collectively referred to as the “ESOP”), effective as of October 1, 1997, the other shareholders of the Company identified on the signature pages hereto (the “Other Shareholders” and, together with the ESOP, the “Sellers”), the Representative (solely in his capacity as the Representative) identified in Section 6.9 hereof, and Global Petroleum, Inc., a Delaware corporation (“Buyer”).
          WHEREAS, Sellers own all of the issued and outstanding Capital Stock of the Company (the “Shares”); and
          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares.
          NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this Agreement, none of Sellers, the Representative or the ESOP shall be deemed Affiliates of Buyer or the Company after the Closing.
          “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.
          “Buyer Disclosure Schedule” means the Schedules contemplated by Article V of this Agreement.
          “Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization); Section 5.2 (Capitalization); Section 5.4 (Subsidiaries); and Section 5.7 (Brokerage).

          “Buyer Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial position or operating results of Parent and its Subsidiaries (excluding, for the avoidance of doubt, the Company and its Subsidiaries) taken as a whole.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of Capital Stock of a corporation, and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase any of the foregoing.
          “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
          “Company Common Stock” means the Company’s Common Stock, par value $0.01 per share.
          “Company Disclosure Schedule” means the Schedules contemplated by Article III of this Agreement.
          “Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Corporate Power), Section 3.2 (Capital Stock and Related Matters); Section 3.4 (Subsidiaries); Section 3.18 (Taxes), but only to the extent the representations and warranties set forth in such Section 3.18 relate to Income Taxes; and Section 3.19 (Brokerage and Special Bonuses).
          “Confidential Information” means all non-public information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, systems or research and development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, employees, independent contractors or other business relations.
          “Environmental Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other legal requirements, all judicial and administrative orders, and all common law, in each case concerning workplace health and safety, releases of, or exposure to, hazardous substances or materials, pollution, or protection of the environment.
          “Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement.
          “Escrow Agent” means the Escrow Agent identified in the Escrow Agreement.
          “Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among Buyer, the Representative and the Escrow Agent.
          “Escrow Amount” means $7,500,000 at Closing; which amount shall be increased by the amount of the Substituted Security Funds (if any) pursuant to Section 6.2(d) after the Closing.

          “ESOP Advisor” means Stout Risius Ross, Inc.
          “ESOP Trustee” means North Star Trust Company, not in its corporate capacity but solely as trustee of the ESOP.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Foundation” means the California Community Foundation, a California nonprofit public benefit corporation.
          “Fundamental Representations” means, collectively, the Company Fundamental Representations and the Seller Fundamental Representations.
          “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
          “Governmental Authority” means any national, federal, state, local or municipal government or any court of competent jurisdiction, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, agency, authority or instrumentality.
          “Guaranty” means any agreement by which any Person guarantees, endorses or otherwise becomes liable for the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection).
          “Income Tax” or “Income Taxes” means any Tax imposed on or measured by, net income, and shall also include any Tax imposed in lieu thereof (e.g., corporate franchise tax imposed on capital).
          “Income Tax Return” means any Tax Return filed or required to be filed with respect to any Income Tax.
          “Indebtedness” means, with respect to any Person at any date, (i) all obligations of such Person for borrowed money or in respect of loans, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations of such Person secured by a Lien, (v) all Guaranties of such Person in connection with any of the foregoing, (vi) all capital lease obligations, (vii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness, (viii) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not more than 30 days past due based on the due date specified in the invoice thereof, or if no due date is specified in the invoice or no invoice exists, then based on past custom and practice), and (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

          “Intellectual Property Rights” means any and all intellectual and industrial proprietary rights of every kind and description, including (i) patents, patent applications and patent disclosures, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and other confidential information (including inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information, and including the Confidential Information) and (vi) computer software, including source code, executable code, data, databases and documentation.
          “Knowledge of the Buyer” means the actual knowledge, after reasonable inquiry, of Perot Bissell, George Fastuca, Michael McDonald or Roger Simons.
          “Knowledge of the Company” means the actual knowledge, after reasonable inquiry (it being understood that for purposes of determining the reasonableness of such inquiry, consideration shall be given to a person’s employment duties and responsibilities with the Company and its Subsidiaries), of Daniel Kovacich, Anthony Mardesich, Richard Martin, Charles McDaniel, Thornton Mercer, Anthony Misetich, Bradley Roberson, Scott Smith, Todd Walter, Todd Ward, Ralph Smith or John Zar.
          “Known Environmental Matters” means any liabilities under Environmental Requirements arising from matters (i) identified in that certain ENVIRON International Corporation Report dated July 2006 and entitled “Environmental Review of Pecos, Inc. Facilities” or (ii) set forth on Schedule 3.14 hereto;
          “Leases” means all leases, subleases and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including any right thereunder to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
          “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.
          “Leasehold Improvements” means all buildings, improvements and fixtures located on any Leased Real Property which are owned by the Company or its Subsidiaries.
          “Lien” means any mortgage, pledge, hypothecation, lien, security interest or other encumbrance of any kind (other than transfer restrictions arising under applicable federal and state securities laws).
          “Losses” means any and all losses, liabilities, claims, damages and expenses (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

          “Material Adverse Effect” means a material and adverse effect on the business, operations, assets, liabilities, financial position or operating results of the Company and its Subsidiaries taken as a whole, except for any such changes or effects after the date of this Agreement resulting from general business, economic or market conditions, prevailing interest rates or other conditions generally applicable to Persons engaged in businesses or industries similar to the businesses or industries in which any of the Company or any of its Subsidiaries operate, including, without limitation (i) changes in laws (or interpretations thereof by any Governmental Authority) generally applicable to such Persons and (ii) changes in GAAP.
          “Non-Excluded Shareholders” means each of the Other Shareholders except for the Foundation.
          “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights, owned by the Company or any Subsidiary.
          “Parent” means SPI Petroleum LLC a Delaware limited liability company and the ultimate parent of Buyer.
          “Permitted Liens” means (i) Liens that are set forth on Schedule 1.1 attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate liabilities have been established on the Company’s financial statements in accordance with GAAP consistently applied and (iii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens to the extent relating to current obligations that are not past due.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
          “Parent Equity Units” means Class A Units of Parent, having the rights, privileges, preferences and obligations set for the Amended and Restated Limited Liability Company of Parent.
          “Seller Fundamental Representations” means the representations and warranties set forth in Section 3.25 (Several Warranties of the Sellers); Section 4.1 (Organization); and Section 4.5 (Company Shares).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity (other than a corporation), at least a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned by that Person or one or more Subsidiaries of that Person or a combination thereof.
          “Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, unclaimed property, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
          “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
          “Transaction Documents” means this Agreement, the Escrow Agreement, the Senior Management Agreements, the Parent Equity and Incentive Agreements, the Parent Equity Agreements, the Incentive Agreement, the Bonus Agreements, the Non-Competition Agreements, the Lease Amendments and the Deed of Trust.
          “Zar Family Trust” means the Zar Family Trust dated 3/14/94, also referred to or known as the Zar Family Trust dated 5/14/94.
          Other Definitions. For purposes of this Agreement, the following terms not defined in Section 1.1 are defined in the following Sections of this Agreement:

Agreement	Recitals
Bonus Agreements	2.2(b)(v)(P)
Buyer	Recitals
Buyer Parties	6.2(a)
CERCLA	3.14(d)
Closing	2.2(a)
Closing Date	2.2(a)
COBRA	3.16(c)
Company	Recitals
Deed of Trust	2.2(b)(v)R
Employee Benefit Plan	3.16(a)
Equity Agreements	2.2(b)(iii)
ERISA Affiliate	3.16(c)
ESOP	Recitals

Incentive Agreement	2.2(b)(v)(O)
Indemnitee	6.2(e)
Indemnitor	6.2(e)
Insurance Policies	3.17
Lease Amendments	2.2(b)(v)(S)
Last Audited Balance Sheet	3.5(a)(i)
Latest Balance Sheet	3.5(a)(ii)
Material Contracts	3.10(b)
Material Customer	3.22
Material Supplier	3.22
Mini-Basket Amount	6.2(a)(i)
Non-Competition Agreements	2.2(b)(v)(Q)
Other Shareholders	Recitals
Parent Equity Agreement	2.2(b)(v)(N)
Parent Equity and Incentive Agreement	2.2(b)(v)(M)
Seller Parties	6.2(b)
Sellers	Recitals
Senior Foreclosure	6.2(d)
Senior Management Agreements	2.2(b)(v)(L)
Shares	Recitals
Substituted Security Funds	6.2(d)
Third Party Claim	6.2(e)
Threshold Amount	6.2(a)(ii)
Zar	6.3
ARTICLE II
PURCHASE AND SALE OF THE SHARES
     2.1. Basic Transactions. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase all of the Shares from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer all of the Shares, in each case free and clear of all Liens and community property interests.
     2.2. Closing.
          (a) The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”).
          (b) Closing Deliveries. At the Closing:
          (i) Buyer shall pay to each Seller an amount equal to the amount set forth opposite such Seller’s name and designated “Closing Purchase Price Proceeds” on the Schedule of Sellers attached hereto, in each case by wire transfer of immediately available funds to the accounts designated in writing by Sellers to Buyer;

          (ii) Buyer shall deliver the Escrow Amount to the Escrow Agent for deposit into the Escrow Account;
          (iii) Buyer shall cause to be issued to each of the Other Shareholders that are entering into a Senior Management Agreement, Parent Equity and Incentive Agreement, Parent Equity Agreement or Incentive Agreement (collectively, the “Equity Agreements”) pursuant to this Agreement, and shall deliver to the Representative a unit ledger of Parent evidencing the issuance of, the number of Parent Equity Units set forth opposite such Other Shareholder’s name on the attached Schedule of Sellers (it being understood that certain of the Parent Equity Units will be subject to the Equity Agreements described below);
          (iv) Sellers shall deliver to Buyer the following:
(A)	certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(B)	all corporate books and records and other property of the Company or any of its Subsidiaries in Sellers’ possession; and

(C)	spousal consents for each Seller and each party to a Parent Equity Agreement or an Incentive Agreement, in each case who is an individual who is married or has a registered domestic partner.
          (v) The Company and Sellers shall deliver to Buyer the following:
(A)	evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Shares;

(B)	evidence of releases of all Liens (other than any Permitted Liens) related to the assets and properties of the Company and its Subsidiaries and payoff letters with respect to any Indebtedness for borrowed money outstanding as of the Closing;

(C)	the Escrow Agreement, duly executed by the Representative and the Escrow Agent;

(D)	RESERVED;

(E)	An estoppel certificate with respect to each of the Leases, dated no more than thirty (30) days prior to the Closing Date, duly executed by the other party to each Lease;

(F)	A non-disturbance agreement with respect to each of the Leases for Material Leased Property duly executed by each lender encumbering any real property underlying the Leased Real Property for such Lease;
(G)	Copies of all third-party consents and approvals required in connection with the transactions contemplated hereby pursuant to the terms of any agreement, contract or instrument to which the Company or any Seller is a party;

(H)	Copies of all consents, approvals, licenses and authorizations of all Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement or for the business of the Company and its Subsidiaries following the Closing;

(I)	Certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(J)	Good standing certificates for the Company and each of its Subsidiaries from their respective jurisdictions of incorporation and each jurisdiction in which each of the Company and its Subsidiaries is qualified to do business as a foreign corporation, in each case dated not more than ten days prior to the Closing Date;

(K)	Customary affidavits, signed under penalties of perjury, from each of the Sellers stating that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(L)	Senior Management Agreements, duly executed by each of Scott Smith, Thornton Mercer, Charles McDaniel, John Zar, Anthony Mardesich, Daniel Kovacich and Anthony Misetich (the “Senior Management Agreements”);

(M)	Parent Equity and Incentive Agreements, duly executed by each of Kent Dandie, Chris Willlig and Brad Roberson (the “Parent Equity and Incentive Agreements”);

(N)	Parent Equity Agreements, duly executed by each of Todd Ward, Rich Hainley and Todd Walter (the “Parent Equity Agreements”); and

(O)	An Incentive Equity and Employment Agreement, duly executed by Boris Gurarie (the “Incentive Agreement”);

(P)	a Management Bonus Agreement, duly executed by each of Kent Dandie, Chris Willig, Rich Hainley, Todd Walter, Brad Roberson, Dan Kovacich, Anthony Mardesich, Anthony Misetich, Charles McDaniel, Scott Smith, Thornton Mercer, John Zar, Boris Gurarie, Hope Bowles, and Danna Creal (the “Bonus Agreements”);

(Q)	Non-competition and non-solicitation agreements duly executed by each of John Zar and T.F. Mercer (collectively, the “Non-Competition Agreements”);

(R)	A Deed of Trust in favor of Buyer, duly executed by John Zar and the Zar Family Trust (the “Deed of Trust”); and

(S)	Lease amendments with respect to the leases identified Schedule 2.2(b)(v)(S) attached hereto providing Buyer with the right to purchase the subject properties at fair market value upon termination of each such lease (the “Lease Amendments”).
          (vi) The Trustee, on behalf of the ESOP, shall deliver to Buyer the following:
(A)	an opinion of counsel to the ESOP Trustee addressed to Buyer and dated as of the date hereof;

(B)	a copy of an opinion of the ESOP Advisor, dated as of the date hereof, to the effect that, as of the Closing, (i) the consideration to be paid to the Trustee, on behalf of the ESOP, in connection with the transaction contemplated hereby is not less than adequate consideration (as defined in Section 3(18) of ERISA), and (ii) the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view;

(C)	a copy of an amendment to the ESOP (the “Amendment”) providing that, upon the Closing, the ESOP (i) shall no longer be considered an “employee stock ownership plan” (as defined in Code Section 4975 ), (ii) shall be terminated, (iii) shall no longer permit distribution to participants in the form of “qualifying employer securities” (as defined in ERISA Section 407) and (iv) shall permit the entire balance of a participant’s account to be distributable in cash; and

(D)	a certificate duly executed by the ESOP Trustee certifying that the ESOP Trustee has determined, in the exercise of its fiduciary discretion under ERISA, that the consummation by the ESOP of the transactions contemplated by this

Agreement and by the other Transaction Documents is in the best interests of participants and beneficiaries of the ESOP and for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP and the ESOP Trustee has entered into the transactions contemplated by this Agreement and by the other Transaction Documents with the care, skill, prudence and diligence under the circumstances providing that a prudent man, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.
          (vii) Buyer shall deliver to the Representative the following:
(A)	the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(B)	the Senior Management Agreements, duly executed by Parent;

(C)	the Parent Equity and Incentive Agreements, duly executed by the Company;

(D)	the Parent Equity Agreements, duly executed by Parent;

(E)	the Incentive Agreement, duly executed by Parent;

(F)	the Bonus Agreements, duly executed by the Company;

(G)	Certified copies of resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; and

(H)	Certified copies of resolutions duly adopted by Parent’s board of managers authorizing the issuance of the Parent Equity Units, and the execution, delivery and performance of the Equity Agreements, the Incentive Agreements and any other Transaction Document to which Parent is a party.
          (viii) Buyer shall deliver to the ESOP Certified copies of resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.
          (ix) Effective upon the Closing, all issued and outstanding restricted stock, options, warrants and all other rights for the purchase or grant of Capital Stock of the Company are hereby terminated and cancelled, and the holders thereof shall have no further rights or claims against the Company or any of its Affiliates with respect thereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
          As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company, the Non-Excluded Shareholders and, solely with respect to Section 3.25 below, each of the Other Shareholders, hereby represents and warrants to Buyer as follows:
     3.1. Organization; Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses and to perform its obligations under this Agreement. The copies of the Company’s articles of incorporation and by-laws which have been furnished to Buyer’s special counsel reflect all amendments made thereto at any time prior to the date of this Agreement.
     3.2. Capital Stock and Related Matters. Schedule 3.2 of the of the Company Disclosure Schedule sets forth the authorized and issued outstanding Capital Stock of the Company and the name of the record holders of any outstanding Capital Stock of the Company. Each Person listed on Schedule 3.2 of the Company Disclosure Schedule is the record owner of the Company Common Stock set forth opposite his or its name, free and clear of all Liens and, except as is the subject of a duly executed and delivered spousal consent hereto, community property interests. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, the Company does not have outstanding any shares of Capital Stock, or securities containing any profit participation features, nor any stock appreciation rights or phantom stock plan. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock and is not party to or bound by any agreement or commitment for the issuance or disposition of any of the Company’s Capital Stock (other than this Agreement), including any securities or instruments convertible into or exchangeable for Capital Stock of the Company. All of the Company’s outstanding Capital Stock has been duly authorized and is validly issued, fully paid and nonassessable. There are no agreements between the Company’s shareholders with respect to the voting or transfer of the Company’s Capital Stock. All of the Company’s outstanding Indebtedness (including amounts outstanding, prepayment and similar penalties and due date) is identified on Schedule 3.2 of the Company Disclosure Schedule.
     3.3. Authorization; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by the Company, and no other corporate act or proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally. Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the fulfillment of and compliance with the respective terms hereof by the Company do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under (whether with or without the passage of time, the giving of notice or both), result in the creation of any Lien upon the Company’s or any of its Subsidiaries’ Capital Stock or assets pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, result in a violation of, or require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Company or any of its Subsidiaries is subject.
     3.4. Subsidiaries. Schedule 3.4 of the Company Disclosure Schedule correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or formation and the Persons owning of record the outstanding Capital Stock of such Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own its properties and to carry on its businesses and is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect. All of the outstanding shares of Capital Stock of each such Subsidiary are duly authorized, validly issued, and (if applicable) fully paid and nonassessable, and all such shares are owned as set forth on Schedule 3.4 of the Company’s Disclosure Schedule free and clear of all Liens. No Subsidiary of the Company is a party to, or bound by any agreement or commitment for the issuance or disposition of any Capital Stock of such Subsidiary, including any securities or instruments convertible into or exchangeable for Capital Stock of such Subsidiary.
     3.5. Financial Information.
          (a) Attached as Schedule 3.5(a) of the Company Disclosure Schedule are the following financial statements:
          (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005 (the “Last Audited Balance Sheet”), September 30, 2004, and September 30, 2003, and the related consolidated statements of operations and cash flows for the fiscal years then ended; and
          (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2006 (the “Latest Balance Sheet”), and the related consolidated statements of operations for the ten-month period then ended.

Each of the foregoing financial statements fairly presents, in all material respects, the financial position and operating results and cash flows of the Company and its Subsidiaries in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the financial position, operating results, cash flow or net worth of the Company and its Subsidiaries taken as a whole).
          (b) Except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, all accounts and notes receivable reflected on the Last Audited Balance Sheet and the Latest Balance Sheet and all accounts and notes receivable which arose after the date of the Latest Balance Sheet are bona fide receivables arising in the ordinary course of business. Except as set forth on Schedule 3.5(b) of the Company Disclosure Schedule, no Person has any Lien on such receivables or any part thereof, except for Permitted Liens.
          (c) Except as set forth on Schedule 3.5(c) of the Company Disclosure Schedule, all of the Company’s and its Subsidiaries’ inventory consists of a quantity and quality usable and salable in the ordinary course of business, is not obsolete, subject only to the reserves for inventory write-downs or unmarketable, obsolete, defective or damaged inventory reflected in the Latest Balance Sheet, as determined in accordance with GAAP applied in a manner consistent with the Last Audited Balance Sheet.
     3.6. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation or liability other than: (a) liabilities reflected on the Last Audited Balance Sheet (including any notes thereto), (b) liabilities and obligations which have arisen after the date of the Last Audited Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) obligations under contracts and commitments described on Schedule 3.10 of the Company Disclosure Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule (but not liabilities for any breach of any such contract or commitment), and (d) other liabilities and obligations disclosed in the other schedules referred to in this Article III.
     3.7. No Material Adverse Effect. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, since September 30, 2005, there has occurred no Material Adverse Effect.
     3.8. Absence of Certain Developments. Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, or as specifically contemplated by this Agreement, since September 30, 2005, neither the Company nor any of its Subsidiaries has:
          (a) issued any notes, bonds or other debt securities or any Company Common Stock or other Capital Stock;
          (b) declared, set aside or made any payment or distribution of cash or other property to any of its shareholders with respect to its Capital Stock or otherwise, or purchased, redeemed or otherwise acquired any Capital Stock or made any payments in respect of Sellers’ obligations under Section 6.6.

          (c) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;
          (d) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material assets, except in the ordinary course of business, or canceled any material debts or claims;
          (e) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on Schedule 3.10 of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
          (f) suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice);
          (g) made commitments for capital expenditures that aggregate in excess of $250,000;
          (h) made any charitable contributions or pledges exceeding $25,000 in the aggregate or made any political contributions;
          (i) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is other than in the ordinary course of business consistent with past practice;
          (j) changed in any significant respect any business practice in anticipation of the transactions contemplated hereby or otherwise; or
          (k) agreed, whether orally or in writing, to do any of the foregoing.
     3.9. Assets.
          (a) Except as set forth on Schedule 3.9(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all properties and assets used by it or located on its premises, free and clear of all Liens (except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Liens). The Company and each of its Subsidiaries owns or leases or has the valid right to use all assets necessary for the conduct of its business.
          (b) Schedule 3.9(b) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (A) the Company or any of its Subsidiaries (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (B) except as set forth on Schedule 3.9(b) of the Company Disclosure Schedule, the Company or any of its Subsidiaries has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
          (c) Schedule 3.9(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions and renewals with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Buyer a true and complete copy of each such Lease document and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 3.9(c) of the Company Disclosure Schedule, with respect to each of the Leases: (i) such Lease is binding and enforceable and in full force and effect; (ii) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except, to the extent disclosed in Schedule 3.9(c) of the Company Disclosure Schedule, the lessor of such Leased Property), will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be binding and enforceable and in full force and effect; (iii) the Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) neither the Company nor any of its Subsidiaries has subleased or licensed to any Person the right to use or occupy such Leased Real Property or any portion thereof; (viii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ix) there are no liens or encumbrances on the estate or interest created by such Lease.
          (d) Schedule 3.9(d) of the Company Disclosure Schedule sets forth a description of all material Leasehold Improvements for each Leased Real Property. The Company or its Subsidiaries have good and marketable title to the Leasehold Improvements, free and clear of all Liens, except Permitted Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.
          (e) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in reasonably adequate condition and repair, subject to ordinary wear and tear, and are sufficient for the operation of the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, (x) there are no structural deficiencies or latent defects affecting any of the Improvements and (y) there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use of any of the Improvements in the operation of the business of the Company or any of its Subsidiaries.

          (f) To the Knowledge of the Company, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. To the Knowledge of the Company, each such utility service enters the Real Property from an adjoining public street or private easement in favor of the supplier of such utility service or appurtenant to such Real Property.
     3.10. Contracts and Commitments.
          (a) Except as expressly contemplated by this Agreement or as set forth on Schedule 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:
          (i) collective bargaining agreement or other contract with any labor union, or severance agreements, programs, policies or arrangements;
          (ii) contract for the employment of any employee on a full-time, part-time, consulting or other basis;
          (iii) contract under which the Company or any of its Subsidiaries has advanced or loaned any amounts to any other Person;
          (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries;
          (v) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;
          (vi) lease or other agreement involving payments in excess of $50,000 annually under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;
          (vii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $50,000 annually, other than purchase and sales orders incurred in the ordinary course of business;
          (viii) assignment, license, indemnification or other agreement with respect to any intangible property (including any Intellectual Property Rights) other than those made in the ordinary course of business;
          (ix) agreement with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

          (x) contract regarding voting, transfer or other arrangements related to the Company’s Capital Stock;
          (xi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or
          (xii) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually.
          (b) All of the contracts, leases, licenses, agreements and instruments set forth on Schedule 3.10 of the Company Disclosure Schedule (the “Material Contracts”) are binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, binding and enforceable against all other parties thereto in accordance with their respective terms. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule (i) each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of its Subsidiaries under any Material Contract; (iii) neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations under Material Contracts; and (iv) to the Knowledge of the Company, there has been no breach by the other parties to any Material Contract.
     3.11. Intellectual Property Rights.
          (a) Schedule 3.11(a) of the Company Disclosure Schedule contains a list of all (i) registered Intellectual Property Rights owned by the Company or any of its Subsidiaries; (ii) applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries; and (iii) unregistered Intellectual Property Rights that are material to the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license set forth on Schedule 3.11(a) of the Company Disclosure Schedule, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries, free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has not had and would not reasonably be expected to have a Material Adverse Effect, and no proceeding with respect to the loss or expiration of any Intellectual Property Right is pending or, to the Knowledge of the Company, threatened.
          (b) Except as set forth on Schedule 3.11(b) of the Company Disclosure Schedule, (i) there have been no claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no basis for any such claim; (ii) neither the Company nor any of its Subsidiaries has received any notices of, and to the Knowledge of the Company, there are no facts in existence which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party); (iii) the conduct of the Company’s and its Subsidiaries’ businesses has not infringed, misappropriated or conflicted with any Intellectual Property Rights of other Persons; (iv) no third party has made any claim asserting that any Intellectual Property Rights owned or held by the Company or any of its Subsidiaries should be transferred to, or placed under the control of, a third party, nor has any third party made a request or demand that any such transfer be made by the Company or any of its Subsidiaries other than in an arms-length transaction and in exchange for full and fair market value; (v) to the Knowledge of the Company, the Intellectual Property Rights owned by, or licensed to, the Company or any of its Subsidiaries have not been infringed, misappropriated or conflicted by other Persons; (vi) the transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company’s and its Subsidiaries’ right, title or interest in and to the Intellectual Property Rights owned, held or used by the Company and its Subsidiaries; and (vii) the Company and its Subsidiaries have collected, exported and protected all personally identifiable information, and other information relating to individuals in accordance with their respective privacy policies and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.
     3.12. Litigation. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, there are no (and, during the three years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders or claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their business activities) or pending or threatened by the Company or any of its Subsidiaries against any Person, at law or in equity before or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other Governmental Authority. Furthermore, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Real Property or interest therein, and there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings pending or, to the Knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the business of the Company or any of its Subsidiaries.
     3.13. Compliance with Laws. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and for the past three years, has been, in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of Governmental Authorities relating to the operation of its business and the maintenance and operation of its properties and assets. During the past two years, no notices have been received by, and no claims have been filed against, the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations. Each of the Company and its Subsidiaries holds and is in compliance with all permits, licenses, bonds, approvals, certificates, registrations and other authorizations of all Governmental Authorities required for the conduct of its business and the ownership of its properties. No notices have been received by the Company or any of its Subsidiaries in writing alleging the failure to hold any of the foregoing.

     3.14. Environmental and Safety Matters.
          (a) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has at all times during the past five years complied and is in compliance with all applicable Environmental Requirements, which compliance includes obtaining and complying with all material permits, licenses and other authorizations required pursuant to applicable Environmental Requirements for the occupation of its facilities and the operation of its business.
          (b) In the past five years, none of the Company or any of its Subsidiaries has received any written notice or report regarding any actual or alleged violation of applicable Environmental Requirements, or any liabilities, including any investigatory, remedial or corrective obligations, relating to the business or facilities thereof and arising under applicable Environmental Requirements.
          (c) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, to the Knowledge of the Company, none of the following exists at any property or facility owned or operated by the Company or any of its Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas.
          (d) Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, in the past five years, none of the Company or any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any substance) so as to give rise to any liabilities (contingent or otherwise), including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other Environmental Requirements.
          (e) None of the Company or any of its Subsidiaries has, in the past five years, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements.
          (f) The Company has furnished to Buyer all environmental audits and reports and all other documents pertaining to the past five years, materially bearing on environmental, health or safety liabilities, in each case relating to its or its affiliates’ or predecessors’ past or current properties, facilities or operations which are in its possession or under its reasonable control.
     3.15. Employees. Schedule 3.15 of the Company Disclosure Schedule sets forth the name and current annual salary of each of the Company’s and any of its Subsidiaries’ employees receiving more than $100,000 in annual compensation. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company (a) no executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries have any plans to terminate employment with the Company or any of its Subsidiaries; (b) none of the Company or any of its Subsidiaries has any threatened or actual strikes or work stoppages or material grievances; and (c) no employees of the Company or any if its Subsidiaries are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the business activities of the Company or any of its Subsidiaries.
     3.16. Employee Benefit Plans.
          (a) Schedule 3.16 of the Company Disclosure Schedule sets forth a complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other benefit plan, program, agreement or arrangement of any kind that the Company or any of its Subsidiaries maintains or sponsors, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any current or potential liability or obligation with respect to current or former employees, directors, officers or contractors (each an “Employee Benefit Plan”).
          (b) The Company has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements that implement each Employee Benefit Plan, and with respect to the ESOP, the Company has delivered to Buyer such additional information and documentation as Buyer has requested in writing including the three (3) most recent annual valuation opinions.
          (c) Each Employee Benefit Plan (and each related trust, insurance contract, fund or agreement) has been maintained, funded and administered in accordance with its terms and complies in form and in operation with the applicable requirements of ERISA, the Code, and all other applicable laws. The Company, its Subsidiaries and each other Person that at any relevant time would be considered a single employer with the Company or its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) have complied and are in compliance with the requirements of Section 4980B of the Code, Section 601 et seq. of ERISA and any similar state law (“COBRA”).
          (d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made with respect to each such Employee Benefit Plan or properly accrued.
          (e) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service. Nothing has occurred since the date of such determination letter that could adversely affect the qualified status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended to comply with the provisions of the legislation commonly referred to as “GUST” and “EGTRRA.”

          (f) Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries, nor or any ERISA Affiliate maintains, sponsors, contributes to, or has any current or potential liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any “multiemployer plan” (as defined in Section 3(37) of ERISA), or otherwise has any current or potential liability under Title IV of ERISA. There has been no application for or waiver of the minimum funding standards imposed by Section 302 of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan. No Employee Benefit Plan has an “accumulated funding deficiency” within the meaning of Section 412 of the Code, and there has been no “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Employee Benefit Plan.
          (g) There have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. No fiduciary (as defined in Section 3(21) of ERISA) has any liability or obligation for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there is no basis for any such action, suit, proceeding, hearing, audit or investigation.
          (h) Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or any liability or obligation with respect to, any Employee Benefit Plan providing the provision of medical, dental, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors of the Company or any of its Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.
          (i) All “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA. Neither the ESOP nor any fiduciary (as defined in Section 3(21) of ERISA) of the ESOP has at any time engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the ESOP. The ESOP has at all times been maintained in form and in operation in compliance with Sections 401(a) and 4975 of the Code. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA.
          (j) Neither the Company nor any of its Subsidiaries has since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

          (k) Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (1) the entitlement of any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (2) the acceleration of the time of payment or vesting or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or an increase in the amount payable or benefits provided under an Employee Benefit Plan, or (3) a limitation or restriction on the right of the Company or, after the consummation of the transactions contemplated hereby, Buyer to merge, amend or terminate any of the Employee Benefit Plans.
     3.17. Insurance. Schedule 3.17 of the Company Disclosure Schedule contains a list of all insurance policies to which the Company or any of its Subsidiaries is a party or which provide coverage to or for the benefit of or with respect to the Company, its Subsidiaries or any director or employee of the Company or its Subsidiaries in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. The Company has delivered to Buyer true and complete copies of all such Insurance Policies. Schedule 3.17 of the Company Disclosure Schedule also describes any self-insurance or co-insurance arrangements by or involving the Company or its Subsidiaries, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it. The Company and its Subsidiaries are current in all premiums or other payments due under the Insurance Policies.
     3.18. Tax Matters. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:
          (a) The Company and each Subsidiary has timely filed all Tax Returns required to be filed by it, and each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations and is correct and complete in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party. Neither the Company nor any of its Subsidiaries has made any payment of Taxes (including any estimated Tax payment) outside the ordinary course of business or in excess of an amount determined in accordance with past practice.
          (b) (i) Neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; (ii) neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary; (iv) no claim has been made by a taxing authority in a jurisdiction where the Company or any Subsidiary, respectively, does not file Tax Returns claiming that the

Company or any Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries; (vi) neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (vii) neither the Company nor any of its Subsidiaries is or has been a member of an Affiliated Group filing a consolidated federal income Tax Return, other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company, and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (viii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement; (ix) neither any of the Sellers nor the Company or any of its Subsidiaries is a party to any agreement, contract, arrangement, understanding or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, federal or foreign law); and (x) neither the Company nor any of its Subsidiaries is a partner or a member of any partnership, limited liability company or joint venture, or any other Person classified as a partnership for federal income tax purposes.
          (c) The Company and each of its Subsidiaries uses the accrual method of accounting for computing its taxable income for all income and similar Tax purposes.
          (d) Schedule 3.18 of the Company Disclosure Schedule lists all the states with respect to which the Company and any of its Subsidiaries is required to file any Tax Returns.
          (e) The Company has not distributed Capital Stock of another Person, or has had its Capital Stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
     3.19. Brokerage and Special Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sellers or the Company or any of its Subsidiaries. Except as contemplated by the Bonus Agreements and except for annual bonuses payable each September pursuant to the Company’s compensation plans, there are no deferred compensation payments or other obligations of the Company or any its Subsidiaries under severance plans or arrangements, bonus plans or similar arrangements payable as a result of the consummation of the transactions contemplated hereby.

     3.20. Bank Accounts. Schedule 3.20 of the Company Disclosure Schedule lists all of the Company’s and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization).
     3.21. Affiliate Transactions. Except as set forth on Schedule 3.21 of the Company Disclosure Schedule, no officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any employee or any Person in which any such Person owns any beneficial interest, is a party to any agreement, contract or transaction with the Company or any of its Subsidiaries.
     3.22. Customers and Suppliers. Schedule 3.22 of the Company Disclosure Schedule sets forth (a) a list of the top ten customers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of products and services provided to such customers (each, a “Material Customer”), and (b) a list of the top ten suppliers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of purchases from such suppliers (each, a “Material Supplier”), in each case for the twelve months ended June 30, 2006. Except as set forth on Schedule 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer to the effect that such customer intends to change the terms of its relationship with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.22, of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier to the effect that such supplier intends to change the terms of its relationship with the Company or any of its Subsidiaries.
     3.23. Product Warranties. All products sold or delivered by the Company or any of its Subsidiaries in the past three years have been done so in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Latest Balance Sheet or which would have been included on the face of the Latest Balance Sheet but were incurred in the ordinary course of business after the date thereof. No products manufactured, sold or delivered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on Schedule 3.23 of the Company Disclosure Schedule. Schedule 3.23 of the Company Disclosure Schedule includes copies of such standard terms and conditions of sale for the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). Neither the Company nor any of its Subsidiaries has been notified in writing of any claims for (and to the Knowledge of the Company, there are no threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services. Except as set forth on Schedule 3.23 of the Company Disclosure Schedule, there have been no product recalls or withdrawals with respect to any products sold or delivered by the Company or any of its Subsidiaries.
     3.24. Product Liabilities. Except as set forth on Schedule 3.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has had or has any liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products sold or delivered by the Company or any of its Subsidiaries or with respect to any services rendered by the Company or any of its Subsidiaries.
     3.25. Several Warranties of the Sellers. Each Other Shareholder, severally, represents and warrants to Buyer with respect to such Other Shareholder only, as follows:
          (a) Such Seller owns beneficially and of record all of its Company Common Stock, and such Seller has the full and unrestricted power to sell, assign, transfer and deliver the Company Common Stock in accordance with the terms of this Agreement, free and clear of all Liens, and there are no claims or actions pending with respect to the title of such Seller’s Company Common Stock, except for those arising under this Agreement in favor of Buyer and applicable securities law restrictions. Schedule 3.2 of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock owned by such Seller. Except as set forth in the Schedule 3.2 of the Company Disclosure Schedules, such Seller has no interest in, or right to acquire any Capital Stock of the Company or any of its Subsidiaries, including upon the exchange or conversion of any security or instrument or pursuant to any contract, agreement or other arrangement. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Stock of the Company or any of its Subsidiaries.
          (b) Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in the creation of any Lien upon the Company Common Stock or the Company’s or any of its Subsidiaries’ assets, other than restrictions arising as a result of this Agreement in favor of Buyer or under applicable securities laws or (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, or the giving of any notice to, any Seller or any Governmental Authority. There is no decree, judgment, order investigation or litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any Governmental Authority, pending or to such Seller’s actual knowledge, threatened, to which such Person is a party relating to the transactions contemplated hereby.
          (c) This Agreement has been duly authorized by all necessary action (where applicable), executed and delivered by such Seller. This Agreement constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ESOP
          As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Trustee, on behalf of the ESOP, hereby represents and warrants to Buyer as follows:
     4.1. Organization. The ESOP consists of a duly organized and validly existing trust.
     4.2. Authorization; Enforceability. The execution, delivery and performance by the ESOP of this Agreement and the other Transaction Documents to which it is a party and the consummation by the ESOP of the transactions contemplated hereby and thereby are within the ESOP’s powers and, except as expressly provided elsewhere herein, have been duly authorized by all necessary action on the part of the ESOP (including any action required by the participants in the ESOP). The ESOP has full power and authority to hold the Shares owned by it and to execute and deliver this Agreement and the other Transaction Documents to which the ESOP is a party and to perform the ESOP’s obligations hereunder and thereunder. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by the ESOP pursuant to this Agreement or the other Transaction Documents will, upon such execution and delivery constitute, the valid and legally binding obligation of the ESOP, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally. The ESOP is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
     4.3. Noncontravention. Neither the execution and delivery of this Agreement by the ESOP or the other Transaction Documents to which the ESOP is a party, nor the ESOP’s performance of its obligations hereunder or thereunder, will (i) violate any constitution, statute, regulation, rule, injunction, order, ruling, charge, or other restriction of any Governmental Authority to which the ESOP is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the ESOP is a party or by which the ESOP is bound or to which any of the ESOP’s assets is subject, (iii) result in the imposition or creation of any Lien upon or with respect to the Capital Stock or assets of the ESOP or (iv) violate any provision of the trust or other governing documents of the ESOP.
     4.4. Brokers’ Fees. The ESOP has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents for which Buyer, the Company, any of their respective Subsidiaries, or any of their respective officers, directors, employees, agents, representatives or Affiliates could become liable or obligated.

     4.5. Company Shares. The ESOP holds of record and owns beneficially 353,049 shares of Company Common Stock, free and clear of any Liens (other than any transfer restrictions under the Securities Act and state securities laws). Except as set forth in the preceding sentence, the ESOP has no interest in, or right to acquire any Capital Stock of the Company or any of its Subsidiaries, including upon the exchange or conversion of any security or instrument or pursuant to any contract, agreement or other arrangement. The ESOP is not a party to any option, warrant, purchase right, or other contract or commitment that could require the ESOP to sell, transfer, or otherwise dispose of any Capital Stock of the Company or any of its Subsidiaries (other than this Agreement), except to the extent that ESOP plan participants and their beneficiaries may have the right to demand the distribution or other liquidation of Company Common Stock under the terms of the ESOP plan document, ERISA or the Code. The ESOP is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Stock of the Company or any of its Subsidiaries, except to the extent that ESOP plan participants and their beneficiaries may have the right to direct the ESOP Trustee regarding the voting of such shares under the terms of the ESOP plan document, trust agreement, ERISA or the Code.
     4.6. Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to ESOP Trustee’s actual knowledge, threatened against or affecting the ESOP, at law or in equity, or before or by any Governmental Authority that would adversely affect the ESOP’s performance under this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and Sellers as follows:
     5.1. Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer are qualified to do business and are in good standing in every jurisdiction in which their respective ownership of property or conduct of business requires them to qualify, except where the failure to so qualify would not have a Buyer Material Adverse Effect. Parent possesses all requisite limited liability company power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses and to perform its obligations under this Agreement. Buyer possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses and to perform its obligations under this Agreement. The copies of Parent’s certificate of formation and Buyer’s certificate of incorporation which have been furnished to Sellers’ counsel reflect all amendments made to such documents at any time prior to the date of this Agreement.

     5.2. Capitalization. Schedule 5.2 of the Buyer Disclosure Schedule sets forth the issued and outstanding equity units and other equity interests of Parent, the issued and outstanding Capital Stock of Buyer and the name of the record holders of any outstanding equity units and other Capital Stock of Parent and Buyer, respectively, upon the Closing Date and after the transactions contemplated by this Agreement. Each Person listed on Schedule 5.2 of the Buyer Disclosure Schedule is the record owner of the equity units and other Capital Stock set forth opposite his or its name. Except as set forth on Schedule 5.2 of the Buyer Disclosure Schedule, neither Parent nor Buyer has outstanding any equity units or other Capital Stock. Except as set forth on Schedule 5.2 of the Company Disclosure Schedule, neither Parent nor Buyer is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of their respective Capital Stock and neither Parent nor Buyer is party to, or bound by, any agreement or commitment for the issuance or disposition of any of their respective Capital Stock (other than this Agreement), including any securities or instruments convertible into or exchangeable for such Capital Stock. Except as set forth in Schedule 5.2 of the Buyer Disclosure Schedule, there are no agreements among Parent’s or Buyer’s equity holders with respect to the voting or transfer of the Capital Stock of Parent or Buyer, respectively.
     5.3. Authorization; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by Buyer, and no other corporate act or proceeding on the part of the Buyer is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally. Except as set forth on Schedule 5.3 of the Buyer Disclosure Schedule, the execution and delivery by the Buyer of this Agreement and the fulfillment of and compliance with the respective terms hereof by the Buyer do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under (whether with or without the passage of notice or both), result in the creation of any Lien upon the assets of Parent, Buyer or any of its Subsidiaries pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, result in a violation of, or require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, Parent’s, Buyer’s or any of their Subsidiaries’ certificate of formation, certificate or articles of incorporation or bylaws or other organizational or governance documents, or any law, statute, rule or regulation to which Parent, Buyer or any of their Subsidiaries is subject, or any agreement, instrument, license, permit, order, judgment or decree to which Parent, Buyer or any of their Subsidiaries is subject, except with respect to any such law, statue, rule, regulation or agreement, and for any such conflict, breach, default, lien, violation or requirement that would not reasonably be expected to have a Buyer Material Adverse Effect.
     5.4. Subsidiaries. Schedule 5.4 of the Buyer Disclosure Schedule correctly sets forth the name of each Subsidiary of Parent (other than the Company and its Subsidiaries), the jurisdiction of its incorporation or formation and the Persons owning of record the outstanding Capital Stock of such Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own its properties and to carry on its businesses and is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to so qualify would not have a Buyer Material Adverse Effect. All of the outstanding shares of Capital Stock of each such Subsidiary are duly authorized, validly issued, and (if applicable) fully paid, and all such shares are owned as set forth on Schedule 5.4 of the Buyer Disclosure Schedule. Other than the Company and its Subsidiaries, no Subsidiary of Parent is a party to or bound by any agreement or commitment for the issuance or disposition of any Capital Stock of such Subsidiary, including any securities or instruments convertible into or exchangeable for Capital Stock of such Subsidiary.
     5.5. Financial Information.
          (i) Attached as Schedule 5.5 of the Buyer Disclosure Schedule are the audited consolidated balance sheet of Parent and its Subsidiaries as of June 30, 2005 (the “Buyer Last Audited Balance Sheet”), and the related consolidated statements of operations and cash flows for the fiscal year then ended;
          (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2006 and the related consolidated statements of operations and cash flows for the twelve-month period then ended; and
          (iii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of July 31, 2006 and the related consolidated statements of operations and cash flows for the one-month period then ended.
The foregoing financial statements fairly present, in all material respects, the financial position and operating results and cash flows of Parent and its Subsidiaries in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate, be materially adverse to the financial position, operating results, cash flow or net worth of Parent and its Subsidiaries, taken as a whole).
     5.6. No Material Adverse Effect. Since June 30, 2006, there has occurred no Buyer Material Adverse Effect.
     5.7. Litigation. Except as set forth on Schedule 5.7 of the Buyer Disclosure Schedule, there are no actions, suits, proceedings (including any arbitration proceedings), orders or claims pending or, to the Knowledge of the Buyer, threatened against Parent or any of its Subsidiaries (or to the Knowledge of the Buyer, pending or threatened against any of the officers, directors or employees of Parent or any of its Subsidiaries with respect to their business activities related to Parent or any of its Subsidiaries) before or by any Governmental Authority that would reasonably be expected to have a Buyer Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other Governmental Authority.
     5.8. Compliance with Laws. Except as set forth on Schedule 5.8 of the Buyer Disclosure Schedule, each of the Buyer and its Subsidiaries is in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of Governmental Authorities relating to the operation of its business and the maintenance and operation of its properties and assets, except for any such noncompliance as would not reasonably be expected to have a Buyer Material Adverse Effect. During the past two years, no notices have been received by, and no claims have been filed against, the Buyer or any of its Subsidiaries alleging a material violation of any such laws, ordinances, codes, rules, requirements or regulations.
     5.9. Brokerage. Except as set forth on Schedule 5.9 of the Buyer Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Parent, Buyer or any of their Subsidiaries.
     5.10. Investment Intention. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares. Buyer is acquiring the Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any of the Shares. Buyer understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under applicable state securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of the applicable state securities laws. Buyer understands that none of the Shares may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available.
     5.11. Parent Equity Units. The Parent Equity Units have been duly authorized by Parent, and when issued, delivered and paid for pursuant to this Agreement, will be validly issued and fully paid.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1. Survival. The representations and warranties in this Agreement shall survive the Closing as follows:
          (a) the Fundamental Representations and the Buyer Fundamental Representations shall not terminate; and
          (b) all other representations and warranties in this Agreement or in any certificate delivered by any party to another party in connection with this Agreement shall terminate on the date that is 18 months after the Closing Date;
provided that any representation or warranty in respect of which indemnity may be sought under Section 6.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 to the extent written notice specifying in reasonable detail the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against which such indemnity may be sought prior to such time and solely with respect to the subject of such written notice.

     6.2. Indemnification.
          (a) Subject to the terms and conditions of this Section 6.2 (including Section 6.2(d)), each of Buyer, the Company and its Subsidiaries and their respective Affiliates, stockholders, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Parties”) shall be indemnified and held harmless from and against any and all Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of: (1) any breach by the Company, Sellers, the Representative or the Trustee, on behalf of the ESOP, of any representation or warranty made by any of them in this Agreement; (2) any non-fulfillment or breach of any covenant or agreement by any Seller (including the ESOP) or the Representative under this Agreement; (3) (A) all Income Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (each, a “Pre-Closing Tax Period”) determined based on an interim closing of the books as of the close of business on the Closing Date, (B) any and all Income Taxes of any Affiliated Group, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all Income Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Income Taxes relate to an event or transaction occurring before the Closing; (4) any Known Environmental Matters; (5) any claims made by the ESOP Trustee and/or the ESOP Advisor or any of their respective Affiliates against the Company or any of its Subsidiaries pursuant to the indemnification provisions contained in the agreement between the Company and the ESOP Trustee, dated as of March 1, 2006, and the letter agreement between the Company, the ESOP Advisor and the ESOP Trustee dated March 14, 2006; and (6) any failure of the Company or any of its Subsidiaries to comply on or prior to the date hereof (including in connection with this Agreement and the consummation of the Transactions contemplated hereby) with any of the terms of Article VII or Article VIII of that certain Marine Lubricants Distributor Agreement between ExxonMobil Oil Corporation and Rainier Petroleum Corporation with an effective date of July 1, 2001 (the “Exxon Agreement”), or any action other than termination of the Exxon Agreement taken by ExxonMobil Oil Corporation or its assignee pursuant to Article VII or Article VIII of the Exxon Agreement; provided that:
          (i) the Buyer Parties shall not be indemnified and held harmless under clause (1) of this Section 6.2(a) for an individual claim or group of related claims unless and until the amount of the Loss that otherwise would be payable pursuant to this Section 6.2 with respect to such claim or group of related claims exceeds an amount equal to $25,000 (the “Mini-Basket Amount”) (it being understood that any such individual claims or group of related claims for amounts less than the Mini-Basket Amount shall be ignored in determining whether the Threshold Amount has been exceeded and thereafter);
          (ii) the Buyer Parties shall not be indemnified and held harmless under clause (1) of this Section 6.2(a) (other than with respect to the Fundamental Representations, for which no such limitation shall apply) unless the aggregate of all Losses relating thereto exceeds on a cumulative basis an amount equal to $500,000 (the

“Threshold Amount”), at which point the Buyer Parties shall be indemnified and held harmless for all such Losses, including all such Losses below the Threshold Amount;
          (iii) the Buyer Parties shall not be indemnified and held harmless under clause (4) of this Section 6.2(a) unless, and then only to the extent that, the aggregate of all Losses relating thereto exceeds on a cumulative basis an amount equal to $25,000; and
          (iv) the Buyer Parties shall not be indemnified and held harmless under clauses (1), (4) or (6) of this Section 6.2(a) (other than with respect to Fundamental Representations, for which no such limitation shall apply) for any Losses in excess of $15,000,000;
          (v) each indemnification payment made pursuant to this Section 6.2 shall be reduced to the extent of any (x) insurance proceeds actually received by the Indemnitee with respect to the Loss (net of any collection costs, fees and expenses of the Indemnitee and any premium increase premiums retroactively assessed that arise out of the payment by the insurer of the claim, co-payments and the like applicable to the Indemnitee) and (y) any Income Tax benefits (net of any Income Tax detriments) actually realized by the Indemnitee as a result of the Loss with respect to which it is entitled to indemnification pursuant to this Section 6.2.
          (b) Buyer shall indemnify Sellers and their respective Affiliates, stockholders, officers, directors, employees, agents successors and assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against any and all Losses which the Seller Parties may suffer, sustain or become subject to, as a result of, in connection with or by virtue of: (1) any breach by Buyer of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer in connection with this Agreement; and (2) any non-fulfillment or breach of any covenant or agreement by Buyer under this Agreement.
          (c) Any indemnification of the Seller Parties pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from Buyer to an account designated by the Seller Party within ten days after the determination thereof.
          (d) Any amounts owing to the Buyer Parties (i) pursuant to this Section 6.2 as a result of a breach by a particular Seller of a Seller Fundamental Representation or a breach by a particular Seller of a covenant of such Seller shall first be paid to the extent possible from the unclaimed portion of such Seller’s share of the Escrow Account (such share to be determined based on each Seller’s pro-rata ownership of Company Common Stock immediately prior to the Closing without regard to any arrangement for the sale or assignment of any Seller’s interest in the Escrow Account to any other Seller), and thereafter, up to $7,500,000 in the aggregate for all such breaches, shall be paid jointly and severally by John Zar and the Zar Family Trust, and thereafter shall be paid directly by such Seller; (ii) pursuant Section 6.2 as a result of a breach of a Company Fundamental Representation or a breach by the Company of any of its covenants, shall first be paid to the extent possible from the Escrow Account, and thereafter shall be paid jointly and severally by John Zar and the Zar Family Trust; and (iii) pursuant to this Section 6.2 as a result of a breach by the Company or Sellers of any representation or warranty other than a Company Fundamental Representation or a Seller Fundamental Representation shall first be paid to the extent possible from the Escrow Account and thereafter, up to $7,500,000 in the aggregate for all such breaches, shall be paid jointly and severally by John Zar and the Zar Family Trust. All such payments shall be effected by wire transfer of immediately available funds to an account designated by the Buyer Party within ten days after the determination thereof. Notwithstanding anything set forth herein to the contrary, in the event that any holder of a mortgage or lien on the property that is the subject of the Deed of Trust initiates or causes a sale of such property, or otherwise takes action to foreclose on such lien (collectively, a “Senior Foreclosure”), John Zar and the Zar Family Trust shall pay to Buyer, immediately prior to the finality of such Senior Foreclosure, an amount (the “Substituted Security Funds”) equal to the lesser of (X) $5,000,000.00 and (Y) the amount by which $5,000,000.00 exceeds the difference of (A) the amount, if any, which John Zar and the Zar Family Trust are otherwise obligated to pay to the Buyer Parties pursuant to clauses (i), (ii) and (iii) of this Section 6.2(d) at the time of such sale or foreclosure less (B) $2,500,000.00. Immediately upon receipt of the Substituted Security Funds, the Buyer shall deposit such funds into the Escrow Account and the Substituted Security Funds shall become part of the Escrow Amount and the Escrow Account, and Buyer and John Zar shall cooperate in good faith to enter into an amendment to the Escrow Agreement with the Escrow Agent providing that the Substituted Security Funds shall be governed by the terms of the Escrow Agreement. For the avoidance of doubt, the obligation of John Zar and the Zar Family Trust to pay the Substituted Security Funds to Buyer shall exist upon the commencement of any Senior Foreclosure, and any such obligation is secured pursuant to the Deed of Trust.
          (e) Any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee” shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly (and in no event later than the 15th business day) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) (a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor has been prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be responsible for all liabilities and obligations relating to such claim for indemnification and that it shall provide indemnification to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder in accordance with this Agreement; and provided further, that:
          (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that (A) the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a conflict of interest exists between the Indemnitor and the Indemnitee regarding one or more material elements of such claim) and (B) the Indemnitee may not enter into any settlement of such claim without first obtaining the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed;
          (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the claim primarily seeks an injunction or equitable relief against the Indemnitee; or (C) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and
          (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, (A) injunctive or other equitable relief will be imposed against the Indemnitee, (B) such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, or (C) is likely, in the good faith judgment of the Indemnitee, to establish a precedent, custom or practice (including with respect to the treatment of any item on a Tax Return) materially adverse to the continuing business or financial interest of the Indemnitee.
          (f) Each Seller hereby agrees that such Seller shall not make any claim for indemnification against the Company or any of its Affiliates by reason of the fact that such Seller is or was a stockholder, director, officer, employee or agent of the Company or any of their respective Affiliates or is or was serving at the request of the Company or any of their respective Affiliates as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding or claim brought by any of the Buyer Parties pursuant to this Agreement or applicable law or otherwise, and each such Seller hereby acknowledges and agrees that such Seller shall not have any claim or right to contribution or indemnity from the Company or any of their respective Affiliates with respect to any amounts paid by such Seller pursuant to this Section 6.2 (whether pursuant to the Escrow Account, the Deed of Trust or otherwise) or otherwise.
          (g) Nothing in this Agreement (including the limitations described in Section 6.2(a)) shall limit or restrict any of the Buyer Parties’ or the Seller Parties’ right to maintain or recover any amounts in connection with any action or claim of fraud. The parties hereto hereby acknowledge and agree that the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 6.2 and equitable relief as contemplated by Section 7.12 hereof, except in the case of a claim of fraud. In furtherance of the foregoing, each of the parties hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any of the other parties hereto (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby except as set forth in the preceding sentence.
          (h) Both before and after the assertion of any claims for indemnification under this Agreement, Sellers and Buyer shall utilize commercially reasonable efforts to mitigate their respective Losses associated therewith.
          (i) Notwithstanding any other provision herein to the contrary, with respect to claims among the parties arising out of or related to this Agreement (i.e., a claim that is not a Third Party Claim), except as otherwise required by ERISA, no party nor any of such party’s respective Affiliates, officers, directors, agents, employees, successors or assigns shall be liable to any other party for any punitive damages.
          (j) Notwithstanding any other provision herein to the contrary, no Buyer Party shall entitled to make a claim for indemnification under clauses (1), (4) or (6) of Section 6.2(a) after the date which is 18 months after the Closing Date; provided, however, that any such claim made by a Buyer Party prior to such date in writing shall survive such date.
          (k) Notwithstanding any other provision herein to the contrary, the Foundation’s total indemnification obligation under this Section 6.2 shall not exceed $1,000,000.
     6.3. Pledge of Parent Equity Units by the Zar Family Trust. In order to secure the payment of any and all obligations of John Zar and the Zar Family Trust (collectively, “Zar”) under Section 6.2 of this Agreement after Buyer’s application of the Escrow Account to the extent permitted under Section 6.2(d) above, Zar hereby grants to Buyer a first priority security interest in all of the Parent Equity Units acquired by Zar pursuant to this Agreement and the Senior Management Agreement entered into among Zar, Parent and the Company (the “Zar Equity Units”), together with any other equity interest of Parent or any successor of Parent acquired by Zar in respect of or exchange for the Zar Equity Units. Buyer shall exhaust its rights with respect to the Zar Equity Units prior to taking any action with respect to the Deed of Trust, but, for the avoidance of doubt, not prior to taking any action under Section 6.2. The security interest granted by Zar under this Section 6.3 shall automatically terminate upon the first day after the second anniversary hereof upon which (i) Zar has no outstanding unpaid obligations pursuant to Section 6.2(d) hereof and (ii) no written notice of any claim for indemnification under Section 6.2 delivered to Zar remains unresolved. For purposes of clarity and for the avoidance of doubt, the pledge and security interests contemplated by this Section 6.3 and the Deed of Trust are intended to provided security for Zar’s obligations under Section 6.2 of this Agreement and shall in no event function to limit or otherwise reduce the obligations of John Zar and/or the Zar Family Trust hereunder.
     6.4. ESOP Matters. As promptly as practicable after the Closing, the Company shall submit an application to the appropriate District Director of the Internal Revenue Service requesting a favorable determination with respect to the Amendment, and upon receipt of such favorable determination, the Company shall direct the distribution of participant’s ESOP balances as soon as possible in accordance with the Amendment.

     6.5. Press Release and Announcements. The press release to be issued upon the execution of this Agreement is attached hereto as Exhibit A (the “Press Release”). Within 60 days of the date of this Agreement, none of Buyer, Parent, the Company or any of their Affiliates shall, without the prior written consent of the Representative, issue any press release or other announcement to suppliers or customers of the Company which contains any statement inconsistent with the following information: (i) the Company has been acquired by Buyer, (ii) the Company’s chief executive officer reports directly to Perot Bissell, the chief executive officer of Buyer, (iii) there has been no change in the senior management of the Company as the result of the acquisition of the Company by Buyer and (iv) the management of the Company and its Subsidiaries is conducted separately from that of Buyer’s other Subsidiaries, and the Company’s branding has not been modified as a result of the its acquisition by Buyer.
     6.6. Expenses. Except as otherwise provided herein, Buyer shall pay all of its own fees, costs and expenses incurred in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The Sellers shall pay all of their own, and all of the Company’s, legal and investment banking or similar fees, costs and expenses incurred in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; provided, however, that the Sellers shall not be obligated to pay for non-legal and non-investment banking or similar fees or expenses incurred by the Company in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby (the “Non-Legal Expenses”). All Non-Legal Expenses and all fees, costs and expenses incurred solely by the ESOP in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby shall be paid by the Company.
     6.7. Further Assurances. Each of the parties shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Company or Buyer or Representative may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.
     6.8. Confidentiality . Each Seller agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information except as required by law. Each Seller further agrees to take and to use all commercially reasonable steps (and to cause each of its Affiliates to take and to use all commercially reasonable steps) to safeguard such Confidential Information. In the event any Seller or any of its respective Affiliates is required by law to disclose any Confidential Information, such Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Seller shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.
     6.9. Certain Tax Matters. The following provisions shall govern the allocation of responsibility for certain Tax matters following the Closing:

          (a) The Company shall prepare or cause to be prepared and file or caused to be filed all Income Tax Returns for all Pre-Closing Tax Periods for the Company and its Subsidiaries which are filed after the Closing Date. The Company shall permit Representative and the ESOP Trustee to review and comment on each such Income Tax Return prior to filing.
          (b) The Company and Sellers shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. The Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.
          (c) All Tax sharing agreements or similar agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.
          (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and the Representative shall, at the Sellers’ expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     6.10. Appointment of Representative . Each Seller (other than the ESOP) hereby designates John Zar as its representative and agent (the “Representative”) to execute any and all instruments or other documents on behalf of Sellers (other than the ESOP), and to do any and all other acts or things on behalf of Sellers (other than the ESOP), which Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or the Escrow Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and thereby. Each Seller (other than the ESOP) hereby irrevocably appoints, and consents to the designation of John Zar, his successor or his designee, to act as such Person’s attorney-in-fact and agent, with full power of substitution, to act in the name, place and stead of such Person with respect to the matters identified herein or arising hereunder, including the power (i) to act for such Person with regard to matters pertaining to indemnification referred to in this Agreement; (ii) to execute and deliver on behalf of such Person all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents Representative deems appropriate in connection with responding to, compromising or settling any claims made pursuant to this Agreement and the Escrow Agreement; (iii) to give and receive all notices and communications to be given or received under this Agreement and the Escrow Agreement and to receive service of process in connection with any claims under this Agreement and the Escrow Agreement; and (iv) to take all other actions which under this Agreement and the Escrow Agreement may be taken by Representative and to do or refrain from doing any further act or deed on behalf of such Person which Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Person could do if personally present. The death or incapacity of any Seller (other than ESOP) shall not terminate the agency and power granted hereby to Representative.
     6.11. Director and Officer Indemnification. For the period beginning on the Closing Date and continuing until the fifth anniversary of the Closing Date, the Buyer (i) shall not take any action to change in a manner adverse to the former directors and officers of the Company any exculpatory or indemnification provisions now existing in the articles of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date, except for any changes which may be required to conform with applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date and (ii) shall, at the sole cost of the Sellers, cause the Company to use its commercially reasonable efforts to maintain in effect a directors’ and officers’ liability insurance policy or tail coverage covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy. The provisions of this Section 6.11 are intended to be (x) for the benefit of, and shall be enforceable by, each such indemnified party (and their heirs and beneficiaries) against the Company and (y) in addition to the rights otherwise available to the current officers and directors of the Company by law, articles of incorporation, bylaw or agreement (but with it being understood, however, that nothing in this Section 6.10 shall be deemed to modify or otherwise limit in any manner Section 6.2(f) hereof).
     6.12. Seller Acknowledgement and Waiver. Each Seller hereby acknowledges and waives any right to object to the fact that (a) certain but not all Sellers shall receive Parent Equity Units pursuant to this Agreement and (b) a portion of the Parent Equity Units received by John Zar, Thornton F. Mercer and Scott Smith will be fully vested, whereas all Parent Equity Units received by other Sellers will be subject to vesting provisions and subject to forfeiture.
ARTICLE VII
MISCELLANEOUS
     7.1 Amendment and Waiver. This Agreement may be amended; provided that, in the case of an amendment, any such amendment will be binding on (x) the ESOP, the Representative and the Other Shareholders only if such amendment is set forth in a writing executed by the ESOP Trustee on behalf of the ESOP and the Representative (on its own behalf and on behalf of the Other Shareholders), as the case may be; provided, however, that no amendment to Section 6.2(k) hereof shall be binding on the Foundation unless set forth in a writing executed by the Foundation, and (y) Buyer and the Company only if such amendment is set forth in a writing executed by Buyer or the Company, as the case may be. Any provision of this Agreement may be waived by any party for whom the benefit of such provision is intended; provided that such waiver is set forth in writing and executed by the waiving party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute unless specified to the contrary in writing a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver unless specified to the contrary in writing.
     7.2. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day after being sent by reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications shall be sent to the addresses indicated below:
Notices to the Other Shareholders and the Representative:
John Zar
309 S. Poinsettia Avenue
Manhattan Beach, CA 90266
Telephone: (310) 376-4388
Telecopy: (310) 379-8387
with a copy to:
(which shall not constitute notice)
McDermott Will & Emery LLP
2049 Century Park East, 34th Floor
Los Angeles, California 90067-3208
Attn: Edwin G. Schuck, Jr.
Telephone: (310) 551-9307
Telecopy: (310) 277-4730
Notices to the ESOP:
North Star Trust Company
Trustee of the Pecos Employee Stock Ownership Trust
500 West Madison Street, Suite 3630
Chicago, Illinois 60661-5251
Attn: John Hommel
Telephone: (312) 242-6225
Telecopy: (312) 559-9762
with a copy to:
(which shall not constitute notice)
Morgan, Lewis & Bockius
1717 Main Street, Suite 3200
Dallas Texas 75201-7347
Attn: Erin Turley

Allison Wilkerson
Telephone: (214) 466-4108
Telecopy: (214) 466-4001
Notices to the Company and Buyer:

c/o Global Petroleum, Inc.
201 Broad Street PH
Stamford, Connecticut 06901
Attn: Board of Managers
with a copy to:
(which shall not constitute notice):
Northwest Capital Appreciation, Inc.
One Union Square
600 University Street, Suite 1720
Seattle, WA 98101
Attn: E. Perot Bissell
Bradford N. Creswell
Telephone: (206) 689-5615
Telecopy: (206) 689-5614
RBCP Energy Fund Investments, LP
c/o Cadent Energy Partners, LLC
287 Bowman Avenue, 4th Floor
Purchase, NY 10577
Attn: Bruce Rothstein
Telephone: (914) 253-0404
Telecopy: (914) 253-0406
Waud Capital Partners, L.P.
560 Oakwood Avenue, Suite 203
Lake Forest, IL 60045
Attn: Reeve B. Waud
Telephone: (847) 604-9550
Telecopy: (847) 604-9554
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Richard W. Porter, P.C. and Martin A. DiLoreto, Jr.
Telephone: (312) 861-2000
Telecopy: (312) 861-2200
     7.3. Assignment. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, (a) Buyer may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto (provided that Buyer shall remain liable hereunder after any such assignment), and (b) each of Parent, Buyer and the Company may assign any or all of its rights hereunder to any of its lenders as collateral security.
     7.4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     7.5. Interpretation. The headings and captions used in this Agreement or in any Schedule hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule hereto. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement or Schedule shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     7.6. Complete Agreement. This Agreement (including all of the Schedules and Exhibits attached hereto) contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Upon the Closing, each of that certain Mutual Non-Disclosure Agreement, dated as of January 9, 2006 between Parent and the Company, and that certain letter agreement dated March 8, 2006 between the Company, Parent and certain of the Sellers, is hereby terminated and shall be of no further force or effect.
     7.7. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which together will be deemed to constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be delivered by facsimile or by electronic mail. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.
     7.8. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each party hereto submits to the exclusive jurisdiction of any court of competent jurisdiction in the State of Delaware and agrees to venue therein.
     7.9. Schedules. Each of the Company Disclosure Schedule and the Buyer Disclosure Schedule are incorporated herein and shall be deemed a part of this Agreement. Each numbered section of the Company Disclosure Schedule and each numbered section of the Buyer Disclosure Schedule and the other Schedules attached hereto, in each case relating to a specific section of representations and warranties in this Agreement shall be considered a separate, individual schedule hereto (each a “Separate Schedule”). No exception to any representations or warranties disclosed on any one Separate Schedule attached hereto shall constitute an exception to any other representations or warranties in this Agreement unless the exception is disclosed as provided herein on each such other applicable Separate Schedule or unless the relevance of such exception to such other representation and warranty is reasonably apparent based upon a plain reading of such exception. Without limiting the generality of the foregoing, the mere listing of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself.
     7.10. No Third-Party Beneficiaries. Except as provided herein, none of the provisions of this Agreement are intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement.
     7.11. WAIVER OF JURY TRIAL. Each party to this Agreement hereby waives all rights to trial by jury in any action, suit or proceeding brought to resolve any dispute between or among any of the parties hereto (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder.
     7.12. Specific Performance . The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PECOS, Inc.

By:	/s/ John A. Zar

Name:	John A. Zar
Title:	President & CEO
Signature Page to Stock Purchase Agreement

GLOBAL PETROLEUM, INC.

By:	/s/ George Fastuca

Name:	George Fastuca
Title:
Signature Page to Stock Purchase Agreement

REPRESENTATIVE

/s/ John Zar

John Zar
Signature Page to Stock Purchase Agreement

OTHER SHAREHOLDERS:

/s/ John A. Zar, Jr.

John A. Zar, Jr., Trustee of the Zar Family Trust, dated March 14, 1994

/s/ Janet K. Zar

Janet K. Zar, Trustee of the Zar Family Trust, dated March 14, 1994
Signature Page to Stock Purchase Agreement

PECOS EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN

By: North Star Trust company, not in its corporate capacity but solely in its capacity as ESOP Trustee on Behalf of the Pecos Employee Stock Ownership and 401(k) Plan

By:	/s/ John G. Hommer

Name:	John G. Hommer
Signature Page to Stock Purchase Agreement

BERTRAND E. LEMIEUX & JOYCE LEMIEUX FAMILY TRUST:

/s/ Bertrand E. Lemieux

By: Bertrand E. Lemieux , as Trustee of the Bertrand E. Lemieux & Joyce Lemieux Family Trust

/s/ Joyce E. Lemieux

By: Joyce E. Lemieux , as Trustee of the Bertrand E. Lemieux & Joyce Lemieux Family Trust
Signature Page to Stock Purchase Agreement

California Community Foundation

By:	/s/ Peter A. Dunn / Denise Trinh

Name:	Peter A. Dunn / Denise Trinh
Title:	VP, Philanthropic Services / Controller
Signature Page to Stock Purchase Agreement

/s/ Scott Smith

Scott Smith
Signature Page to Stock Purchase Agreement

/s/ Joseph B. Schilling

Joseph B. Schilling
Signature Page to Stock Purchase Agreement

/s/ Bradley D. Roberson

Bradley D. Roberson
Signature Page to Stock Purchase Agreement

/s/ Anthony M. Misetich

Anthony M. Misetich
Signature Page to Stock Purchase Agreement

/s/ Daniel Kovacich

Daniel Kovacich
Signature Page to Stock Purchase Agreement

/s/ Anthony Mardesich

Anthony Mardesich
Signature Page to Stock Purchase Agreement

/s/ Richard Martin

Richard Martin
Signature Page to Stock Purchase Agreement

/s/ Thornton F. Mercer

Thornton F. Mercer

/s/

Kathleen Mercer
Signature Page to Stock Purchase Agreement

/s/

Thornton F. Mercer

/s/ Kathleen Mercer

Kathleen Mercer
Signature Page to Stock Purchase Agreement

SOLOMON SMITH BARNEY, INC. AS IRA ROLLOVER CUSTODIAN FBO: C. T. COZARD, JR., ACCT #: 546-56586-14-245

By:	/s/ Sandra L. Godfrey

Name:	Sandra L. Godrey
Title:	First Vice President, Operations Mgr
Signature Page to Stock Purchase Agreement

/s/ Charles McDaniel

Charles McDaniel
Signature Page to Stock Purchase Agreement

/s/ Todd Walter

Todd Walter
Signature Page to Stock Purchase Agreement

/s/ Kent Dandie

Kent Dandie
Signature Page to Stock Purchase Agreement

/s/ Chris Willig

Chris Willig
Signature Page to Stock Purchase Agreement

/s/ Richard Hainley

Richard Hainley
Signature Page to Stock Purchase Agreement

/s/ Andrew T. Zar

Andrew T. Zar
Signature Page to Stock Purchase Agreement

ANTHONY M. & JOYCE A. ZAR REVOCABLE FAMILY TRUST:

/s/ Anthony M. Zar

By: Anthony M. Zar, as Trustee of the Anthony M. & Joyce A. Zar Revocable Family Trust

/s/ Joyce A. Zar

By: Joyce A. Zar, as Trustee of the Anthony M. & Joyce A. Zar Revocable Family Trust
Signature Page to Stock Purchase Agreement

/s/ John A. Zar as Custodian for Natalie Zar

John A. Zar, as Custodian for Natalie Zar
Signature Page to Stock Purchase Agreement

/s/ John A. Zar as Custodian for Jonathan Zar III

John A. Zar, as Custodian for Jonathan Zar III
Signature Page to Stock Purchase Agreement

/s/ C.T. Cozart

C.T. Cozart
Signature Page to Stock Purchase Agreement